Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 23, 2011 relating to the financial statements, and the effectiveness of internal control over financial reporting, which appears in The Cheesecake Factory Incorporated’s Annual Report on Form 10-K for the year ended December 28, 2010.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California
August 5, 2011